AKAMAI TECHNOLOGIES, INC.

Deferred Stock Unit Agreement Under
2009 Stock Incentive Plan

This DEFERRED STOCK UNIT AGREEMENT (the “Agreement”) is entered into as of ____________, _____ (the “Grant Date”), between Akamai Technologies, Inc., a Delaware corporation (the “Company”), and _______________ (the “Grantee”).

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.    Grant of Award. The Company hereby grants to Grantee, and Grantee hereby accepts from the Company, subject to the terms and conditions set forth in this Agreement and in the Company's 2009 Stock Incentive Plan (the “Plan”), ______ deferred stock units of the Company (the “DSUs”). Each DSU represents the right to receive one share of the Company's Common Stock, par value $.01 per share (“Common Stock”), subject to the terms and conditions set forth in this Agreement and the Plan. The shares of Common Stock that are issuable upon vesting of the DSUs are referred to in this Agreement as “Shares.” Subject to the provisions of Section 2(b) hereof, this award of DSUs is irrevocable and is intended to conform in all respects with the Plan.

2.    Vesting.

(a)    Regular Vesting. Except as otherwise provided in the Plan or this Section 2, the DSUs will vest as follows: 50% shall vest on first anniversary of the Grant Date, and the remaining 50% shall vest in equal installments of 12.5% on a quarterly basis thereafter.

(b)    Forfeiture. Except as provided below and in Section 2(c), vesting in any of the DSUs pursuant to subsection (a) above is contingent upon the continuation of Grantee's service as a Director of the Company. Except as provided below and is Section 2(c), in the event that Grantee ceases to be a Director of the Company for any reason or no reason, including but not limited to Grantee's voluntary resignation or failure to be nominated for election, or to be elected, as a Director, all vesting shall cease as of the date of Grantee's cessation of service as a Director. Unvested DSUs will be immediately forfeited as of such date and neither Grantee nor its estate will have any further rights to such unvested DSUs or the Shares represented by those forfeited DSUs. Notwithstanding the foregoing, in the event that the Participant's employment with the Company ceases due to death or disability (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), then all unvested DSUs shall vest as of the date of death or disability. In addition, the Company may adopt, by policy, provisions that allow for the acceleration of vesting upon the cessation of an individual's service as a Director.
(c)    Change of Control. Upon a Change in Control Event (as defined in the Plan), DSUs shall continue to be subject to the vesting provisions set forth in Section 2(a); provided, however, in the event that upon the occurrence of Change in Control Event, the DSUs represented by this Agreement are not exchanged for a Replacement Award (as defined below), then each DSU shall immediately become fully vested as of immediately prior to the closing of the Change in Control Event. If the Grantee ceases to be a Director at any time within twelve months after a Change in Control Event for any reason other than removal due to the perpetration of a fraud or the commission of a crime, all then-unvested DSUs shall vest as of the date of termination of service as a Director. For purposes of this Agreement, an award issuing by the acquiring company in a Change in Control Event shall qualify as a “Replacement Award” if (i) it has a value at least equal to the value of the DSUs represented by this Agreement (the “Replaced Award”) as determined by the Committee in its sole discretion; (ii) it relates to publicly traded equity securities of the Company or its successor in the Change in Control Event or another entity that is affiliated with the Company or its successor following the Change in Control Event; and (iii) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this clause (d) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control Event, in its sole discretion.

3.    Distribution of Shares.

(a)    Distribution Upon Vesting. Unless Grantee has made a proper deferral election pursuant to Section 3(b) below, the Company will distribute to Grantee (or to Grantee's estate in the event that his or her death occurs after a vesting date but before distribution of the corresponding Shares), within thirty (30) days after each vesting date, the Shares of Common Stock represented by DSUs that vested on such vesting date. If Grantee has elected to defer receipt of only a portion of the Shares distributable on a vesting date pursuant to Section 3(b) below, within thirty (30) days after such vesting date, the Company will distribute to Grantee the Shares of Common Stock represented by DSUs that vested on such vesting date and as to which distribution was not deferred. No fractional Shares will be issued.
(b)    Deferral of Distributions. Notwithstanding the distribution dates specified in Section 3(a) above, if the Grantee has previously elected, by providing written notice to the Vice President of Human Resources of the Company on or before December 31 of the year preceding the date of this Agreement to defer receipt of all or a portion of the Shares represented by the DSUs scheduled to vest on such vesting date until a date (the “Deferred Distribution Date”) that is at least one year following the scheduled vesting date but not more than ten (10) years following the Grant Date. If Grantee elects to defer receipt of all or a portion of the Shares, Grantee must also specify how Grantee wishes the Shares to be distributed in the event of a Change in Control of the Company (i.e., whether Shares are to be distributed upon the effectiveness of the Change in Control or whether the Shares or rights attendant thereto are to be received in accordance with the deferral election). Each election made pursuant to their Section 3(b) shall be irrevocable and not subject to further deferral.

(c)    Compliance with Law. The Company shall not be obligated to issue to Grantee the Shares upon the vesting of any DSU or on any Deferred Distribution Date (or otherwise) unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.
(d)    General Rule of Deferrals and Accelerations. Neither the Company nor the Participant shall have the right to accelerate or defer the deliver of any shares under this Agreement except to the extent specifically permitted under Section 409A of the Internal Revenue Code of 1986, as amended.

4.    Restrictions on Transfer. This Agreement may not be transferred, assigned, pledged or otherwise encumbered by Grantee in any manner whatsoever, except that it may be transferred by will or the laws of descent and distribution. References to Grantee, to the extent relevant in the context, shall include references to authorized transferees. Without the prior written consent of the Company, Grantee shall not sell, transfer, assign, pledge or otherwise encumber or dispose of, by operation of law or otherwise, any DSUs (each, a “transfer”). Any such transfer by Grantee in violation of this Section 4 shall be void and of no force or effect, and shall result in the immediate forfeiture of all DSUs.

5.    Dividend and Other Shareholder Rights.

(a)    Dividends. If at any time during the period between the date that any deferred DSU vests and the Deferred Distribution Date for Shares represented by that deferred DSU (a “Deferral Period”), the Company pays a dividend on its Common Stock, then on each such dividend payment date (each, a “Dividend Payment Date”), Grantee will automatically receive an additional number of DSUs DSUs that have a value equal to the dollar value of the dividend payment based on the Fair Market Value (as defined in the Plan) of the Shares distributable in respect of such deferred DSUs on the Dividend Payment Date. Any such additional DSUs issued under this Section 5(a) shall be considered DSUs under this Agreement and shall also be credited with additional DSUs as dividends, if any, are declared. Shares represented by DSUs issued as dividends will be distributed on the same date as Shares distributable in respect of the underlying DSUs.

(b)    Other Shareholder Rights. Except as set forth in Section 5(a) above and in the Plan, neither Grantee nor any person claiming under or through Grantee shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Shares issuable pursuant to the DSUs granted hereunder until the Shares have been delivered to Grantee.

6.    Withholding of Taxes. The Company's obligation to deliver Shares to Grantee upon the vesting of DSUs shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (“Withholding Taxes”). The Company may take such steps as it deems necessary or desirable for satisfaction of Withholding Taxes obligations.

7.    Notices. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery, deposit with a nationally recognized courier service, or five days after deposit in the United States Post Office, postage prepaid, addressed to the other party hereto at the address shown beneath his, her or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 7.

8.    Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

9.    Provisions of the Plan. This Agreement is subject to the provisions of the Plan, a copy of which is furnished to Grantee with this Agreement.

10.    No Right to Status as a Director. This Agreement shall not be construed as giving Grantee the right to continued employment, service as a Director, or any other relationship with the Company.
11.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

12.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

13.    Amendment; Waiver; Miscellaneous. This Agreement may be amended or modified only by a written instrument executed by both the Company and Grantee. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion. If there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

14.    Entire Agreement. This Agreement and the Plan embody the entire agreement of the parties hereto with respect to the DSUs, the Shares and all other matters contained herein. This Agreement and the Plan supersede and replace any and all prior oral or written agreements with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Company and Grantee have caused this Agreement to be duly executed as of the date first above written.

AKAMAI TECHNOLOGIES, INC.

By:    __________________________________
                      Paul Sagan
Chief Executive Officer

Address:	8 Cambridge Center Cambridge, MA 02142

_____________________________________
Grantee